Exhibit (a)(1)(E)

Offer to Purchase for Cash

Up to 2,775,126 Shares of Common Stock

of

Siebert Financial Corp.

at

$1.20 Net Per Share

by

Kennedy Cabot Acquisition, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON OCTOBER 3, 2016, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

September 6, 2016

To Our Clients:

Enclosed for your information is an Offer to Purchase, dated September 6 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), relating to the offer by Kennedy Cabot Acquisition, LLC., a Nevada limited liability company (“Purchaser”), to purchase 2,775,126 Shares of common stock, par value $0.01 per share (the “Shares”) of Siebert Financial Corp., a New York corporation (“Siebert” or the “Company”), at a purchase price of $1.20 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchaser.

Siebert’s board of directors (the “Company Board”) unanimously (i) determined that the Acquisition Agreement and the transactions contemplated thereby, including the Offer, are fair to, and in the best interests of Siebert shareholders, and (ii) approved the Acquisition Agreement and the transactions contemplated thereby, including the Offer, in accordance with the New York Business Corporation Law (the “BCL”), and (iii) resolved to remain neutral and not to make a recommendation regarding whether Siebert shareholders should accept the Offer.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to tender any or all of Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1. The Offer Price is $1.20 per Share, net to the seller in cash, without interest thereon and subject to any required withholding taxes, upon the terms and subject to the conditions of the Offer.

2. The Offer is being made for all Shares.

3. The Offer is being made by the Purchaser pursuant to the Acquisition Agreement, dated as of September 1, 2016, by and among, Siebert, the Estate of Muriel F. Siebert (the “Majority Shareholder”), and the Purchaser (as it may be amended or supplemented from time to time, the “Acquisition Agreement”). The 2,775,126 Shares covered by this Offer to Purchase represent all issued and outstanding Shares other than the 19,310,000 Shares owned by the Majority Shareholder which we are required to purchase from the Majority Shareholder pursuant to the terms and subject to the conditions in the Acquisition Agreement immediately following consummation of the Offer (the “Majority Share Purchase”)

4. The Offer is not conditioned upon the receipt of financing or upon any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions, including, among other things approval by FINRA (as defined in the Offer to Purchase), pursuant to FINRA Rule 1017 of the indirect change in control of the Broker/Dealer as a result of the Majority Share Purchase (“FINRA Approval”).

5. The Offer and withdrawal rights will expire at 12:00 Midnight, Eastern Daylight Time, at the end of September 6, 2016, unless the Offer is extended or earlier terminated.

6. Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 5 of the Letter of Transmittal.

If you wish to have us tender any or all of Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth below. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Time. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth below.

In all cases, payment for any Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by American Stock Transfer & Trust Company, LLC (the “Depositary”) of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or book-entry confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Instructions with Respect to the

Offer to Purchase for Cash

Up to 2,775,126 Shares of Common Stock

of

Siebert Financial Corp.

at

$1.20 Net Per Share

by

Kennedy Cabot Acquisition, LLC

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 6, 2016 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), relating to the offer by Kennedy Cabot Acquisition, LLC., a Nevada limited liability company (“Purchaser”), to purchase 2,775,126 Shares of common stock, par value $0.01 per share (the “Shares”) of Siebert Financial Corp., a New York corporation (“Siebert” or the “Company”), at a purchase price of $1.20 per Share, net to the seller in cash (the “Offer Price”) without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.

This will instruct you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) in its sole and absolute discretion, and such determination shall be final and binding on all parties, subject to the right to the extension required by applicable laws of any such party to dispute such determination in a court of competent jurisdiction. Purchaser reserves the right to waive any irregularities or defects in the surrender of any Shares or Share Certificate(s) whether or not similar defects or irregularities are waived in the case of any other stockholder or Shares. A tender will not be deemed to have been made until all irregularities have been cured or waived. None of the Purchaser or any of its respective affiliates or assigns, the Depositary, the Information Agent, Siebert or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) shall be final and binding on all parties, subject to the right, to the extent required by applicable law, of any such party to dispute such interpretation in a court of competent jurisdiction.

Dated:                  , 2016

Number of Shares to Be Tendered:                             Shares*

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Account Number:	Signature(s):

Dated: , 2016

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Area Code and Telephone Number

Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

Please return this form to the brokerage firm or other nominee maintaining your account.

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